EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166094 on Form S-8 of our reports dated March 14, 2012, relating to the consolidated financial statements and financial statement schedule of Metals USA Holdings Corp. and subsidiaries, and the effectiveness of Metals USA Holdings Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Metals USA Holdings Corp. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

March 14, 2012